PERFORMANCE SHARE UNIT AWARD AGREEMENT
Comstock Mining Inc. 2020 Equity Incentive Plan
This Performance Share Unit Award Agreement (this “Agreement”) is entered into as of the      day of                         , 20     (the “Grant Date”) by and between Comstock Mining Inc., a Nevada corporation (the “Company”) and                          (the “Participant”).
RECITALS
In consideration of the services performed and to be performed by Participant, the Company has determined that it is in the best interests of the Company to grant Participant an award payable in common stock of the Company pursuant to Section 9 of the Comstock Mining Inc. 2020 Equity Incentive Plan (the “Plan”), which has been approved by the Company’s shareholders, and which common stock shall carry certain restrictions for vesting and delivery to Participant. Capitalized terms used herein shall have the meaning ascribed to them in the Plan, a copy of which is available to Participant from the Company’s human resources department and the terms of the Plan are hereby incorporated into this Agreement by reference.
TERMS AND CONDITIONS OF AWARD
1. Grant of Performance-Based Award. The Company hereby grants to Participant units covering                           (            ) shares of the Company’s common stock (the “Performance Share Units”) on the terms and conditions set forth herein. Shares corresponding to the number of Performance Share Units (the “PSU Shares”) granted herein are to be delivered to Participant after the Participant has become vested in the Performance Share Units pursuant to Section 2, below.
2. Vesting. The Performance Share Units granted hereunder shall vest on the following dates (each, a “Vesting Date”): (i) with respect to 50% of the Performance Share Units on or before the third anniversary of the Grant Date if, (a) Participant has remained continuously employed by the Company from the Grant Date through the third anniversary of the Grant Date; and (b) the Committee has determined that the Performance Goals incorporated by reference in Section 4 to be achieved by such third anniversary of the Grant Date, have been met, except as provided in Section 9 of this Agreement; and (ii) with respect to 50% of the Performance Share Units on or before the fifth anniversary of the Grant Date if, (a) Participant has remained continuously employed by the Company from the Grant Date through the Vesting Date; and (b) the Committee has determined that the Performance Goals incorporated by reference in Section 4 to be achieved on or before such fifth anniversary of the Grant Date, have been met, except as provided in Sections 9 of this Agreement.

3. Delivery of Stock Certificate. If the Performance Share Units vest, a certificate in the amount of the PSU Shares shall be registered in the name of the Participant and delivered to the Participant or Participant’s legal representative not later than 45 days following the Vesting Date.
4. Performance Goals. The objective Performance Goals established by the Committee, pursuant to the terms of the Plan are set forth in Appendix A, attached hereto.

5. Non-transferability. The Participant may not sell, assign, transfer pledge or otherwise encumber the Performance Share Units. Upon any attempted transfer, assignment pledge, hypothecation, or any right or privilege conferred hereby, contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the Performance Share Units, or any right of privilege conferred hereby, the Performance Share Units and such rights or privileges, shall immediately become null and void.
6. Termination of Performance Share Units. Except as otherwise provided in this Agreement, the Performance Share Units shall be cancelled upon Participant’s termination of employment for any reason prior to a Vesting Date.
7. Transfers and Leaves of Absence. The transfer of a Participant’s employment, without an intervening period of separation, among the Company and any subsidiary, shall not be deemed a termination of employment. A Participant who is granted a leave of absence, in writing, shall be deemed to have remained in the employ of the Company during such leave of absence.
8. Adjustments. In the event of any change in the outstanding common stock of the Company by reason of a stock split, spin-off, stock dividend, stock combination or reclassification, reorganization, recapitalization, merger, consolidation or similar event, the Committee shall adjust proportionately the number of Performance Share Units and make such other revisions to the Performance Share Units as the Committee deems to be equitably required.
9. Change in Control. In the event of a Change in Control, as defined in the Plan, the vesting of the Performance Share Units shall be accelerated and the Performance Share Units shall be deemed to be 100% vested immediately preceding the consummation of such Change in Control. The Committee may in its discretion and upon at least 10 days’ advance written notice to the Participant, cancel any outstanding Performance Share Units (subject to the consummation of the Change in Control) and pay to the Participant, in cash or stock, or any combination thereof, the value of such awards based upon the price per share of common stock received or to be received by other shareholders of the Company in the connection with the transaction constituting the Change in Control.
10. Amendment and Termination. This Agreement may be modified by the Company in any manner which is consistent with the Plan, provided that no such amendment shall modify this Agreement in any manner adverse to Participant without Participant’s written consent.
11. Withholding Taxes. The Company’s obligation to deliver the PSU Shares upon vesting of the Performance Share Units is conditioned upon Participant’s payment to the Company of such amount as may be requested by the Company for purposes of depositing any federal, state or local income or other taxes required by law to be withheld with respect to the delivery of the Shares. The Participant may direct the Company to withhold Shares to cover such required withholding amounts.
12. Limitations and Conditions.
(a) Nothing contained herein shall affect the right of the Company to terminate any Participant’s employment at any time for any reason.

(b) Participant shall not be, and shall not have any of the rights or privileges of, a shareholder of the Company in respect of any PSU Shares as to which the Performance Share Units are granted hereunder unless and until certificates representing the PSU Shares have been issued by the Company to Participant.
(c) Neither Performance Share Units nor the PSU Shares shall be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or its subsidiaries and shall not affect any benefits, or contributions to benefits, under any other benefit plan of any kind now or subsequently in effect under which the availability or amount of benefits or contributions is related to level of compensation.

(d) Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Corporate Secretary, and any notice to be given to Participant shall be addressed to him/her at Participant’s address on the books of the Company. By a notice given pursuant to this Section, either party may designate a different address for notices to be given. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service, or sent by overnight delivery or facsimile.
(e) The laws of the State of Nevada shall govern the interpretation, validity and performance of the terms of this Agreement.

IN WITNESS WHEREOF, the Company has executed this Agreement and Participant has accepted this Agreement, including all of the terms and conditions hereof, which constitute a contract between the Company and Participant, as of the day and year first above written.

____________________________________
Participant

Comstock Mining Inc.

By: ____________________________________
Name:
Title:

Appendix A
Performance Goals (up to 3 years)
50% of the Performance Share Units shall vest on the date (which shall be no later than the third anniversary of the Grant Date) that the Committee shall determine in its sole and absolute discretion that the following Performance Goals have been achieved. For the sake of clarity, up to 1/17th of 50% of the Performance Share Units shall be permitted to vest upon the Committee’s determination that each of the seventeen individual Performance Goals has been achieved.
Establish and Grow our Lyon County Mineral Properties Values:
•Establish the Dayton Resource area’s maiden, stand-alone mineral resource estimates (1);
•Expand the Dayton-Spring Valley Complex (Including exploration drilling and geophysical (2);
•Develop the expanded Dayton-SV toward full economic feasibility, supporting decision to mine (3);
•Entitle the Dayton-SV Complex with geotechnical, metallurgical, environmental studies and permitting (4);
•Assess and Capitalize on Value Enhancing Expansion Opportunities (5);
Validate the Comstock NSR Royalty portfolio (Lucerne Mine, Occidental Lode, Comstock Lode, etc.) (6);
Commercialize a Global, ESG-compliant, Profitable, Mercury Remediation System:
•Establish the technical efficacy of Comstock Mercury System, protect the intellectual property (7);
•Deploy and Operate the first international mercury remediation project by deploying MCU’s second and third mercury remediation systems, into the Philippines (8);
•Identify, evaluate and prioritize a pipeline of potential mercury remediation projects and deploying the third and fourth mercury remediation projects, producing extended, superior cash flow returns (9).
Monetize Non-strategic Assets
•Monetize our third-party, junior mining securities responsibly, for $12.5 million+ (10);
•Monetize our non-mining assets for $12.5 million, excluding the Gold Hill Hotel (11);
•Grow the value of our Opportunity Zone investments to over $30 million (12);
•Close of Lucerne sale (incl. assigning liability; maintaining reimbursements; NCJV; Note payoffs, etc.) (13);
Build a quality organization
•Deploy a systemic organization, capable of accelerating growth and handling complexity
a.Maintaining Capital Structure – Financial Accounting & Reporting (Y-28 Days; Q-1 18 Days) (14);
b.Expanding the investment base with keen investors (Institutional +50%; ESG + 30%) (15);
c.Maintaining the Operating Platform & Permits – Health, Safety & Environmental (16); and
d.Maintaining Social Credo – Comstock Responsible & Environmental-Sustainable-Governance (17).
Performance Goal (up to 5 years)
The remaining 50% of the Performance Share Units shall vest on the date (which shall be no later than the fifth anniversary of the Grant Date) that the Committee shall determine in its sole and absolute discretion that the share price of the Company meets or exceeds $12 per share for 20 out of 30 consecutive trading days.